UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2018

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant's telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2018, our Board of Directors (the “Board”) approved an increase to the size of the Board from seven to eight directors and appointed Tom Erdmann to the Board to fill the resulting vacancy, effective immediately.  In connection with his appointment as a director, Mr. Erdmann will enter into our standard form of indemnification agreement.  We are not aware of any transaction involving Senomyx, Inc. and Mr. Erdmann requiring disclosure under Item 404(a) of Regulation S-K. In connection with his appointment as a director, Mr. Erdmann received an automatic stock option grant to purchase 30,000 shares of our common stock pursuant to our 2013 Equity Incentive Plan.  The stock option has an exercise price per share of $1.02, which was the fair market value of our common stock on the date of grant, and vests in equal monthly installments over a three-year period following the date of grant.

On March 22, 2018, we issued a press release announcing Mr. Erdmann’s election to the Board. A copy of the press release is furnished as Exhibit 99.1 hereto.

Additionally, Michael E. Herman, a member of our Board of Directors, notified us on March 20, 2018 of his decision to retire and to not stand for re-election at our 2018 Annual Meeting of Stockholders. Mr. Herman has served as a member of the Board since May 2005 and will continue to serve as a director until the election of directors at the 2018 Annual Meeting of Stockholders. As a result of Mr. Herman’s decision, effective on the day of the 2018 Annual Meeting of Stockholders, the size of the Board will be reduced to seven members.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by Senomyx, Inc. on March 22, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ CATHERINE LEE
Catherine Lee
Senior Vice President, General Counsel and Corporate Secretary

Date: March 22, 2018